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Exhibit 5.1

October 7, 2019

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124 Athens, Greece

Re:	Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Star Bulk Carriers Corp. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 7, 2019, as thereafter amended or supplemented, with respect to one or more public offerings by the Company (the “Offerings”) of up to an aggregate of 1,537,110 common shares of the Company, par value $0.01 per share, to be offered by certain selling shareholders (the “Secondary Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Star Bulk Carriers Corp.
October 7, 2019

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offerings have been duly authorized, executed and delivered by each of the parties thereto; (ii) the terms of the Offerings comply or will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; and (iv) all Secondary Shares will be sold in compliance with applicable securities laws.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1          Under the laws of the Republic of the Marshall Islands, the Company is validly existing.

2          Under the laws of the Republic of the Marshall Islands, the Secondary Shares have been duly authorized, validly issued and are fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP